Exhibit 99.1

March 27, 2009

Rainmaker Systems, Inc.

900 East Hamilton Ave.

Campbell, California

95008

Dear Sirs/Madams:

As stated in Note 3 to the consolidated financial statements of Rainmaker Systems, Inc. (“the Company”) for the year ended December 31, 2008, the Company changed the date of its annual goodwill impairment test under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, from January 31st to October 31st.

The Company states that the newly adopted accounting principle is preferable in the circumstances because the impairment test procedures may be carried out during the fourth quarter and up to the filing of the Company’s Form 10-K, which will better align with the Company’s annual planning and budgeting process, resulting in efficiencies and savings in professional fees. The change will not delay, accelerate or avoid an impairment charge. In connection with our audit of the above mentioned financial statements, we have evaluated the circumstances and the business judgment and planning which formulated management’s basis to make the change in accounting principle.

It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area. Further, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our audit, we concur with management’s judgment that the newly adopted accounting principle described in Note 3 is preferable in the circumstances. In formulating this position, we are relying on management’s business planning and judgment, which we do not find to be unreasonable.

Very truly yours,

/s/ BDO Seidman, LLP

San Francisco, California